UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2011

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)
(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2010, SunPower Corporation (the “Company”) entered into eight amended and restated warrants (collectively, the “2015 Warrants”), originally issued on March 25, 2010 and April 5, 2010, with Deutsche Bank AG, London Branch (“Deutsche Bank”), Bank of America, N.A. (“BOA”), Barclays Bank PLC (“Barclays”) and Credit Suisse International (“Credit Suisse” and, together with Deutsche Bank, BOA and Barclays, the “Warrantholders”) to acquire, subject to anti-dilution adjustments, up to 11,096,318 shares of the Company's class A common stock. The 2015 Warrants, together with previously disclosed convertible hedge transactions entered into on March 25, 2010 and April 5, 2010, are meant to reduce the Company's exposure to potential cash payments upon conversion of the Company's 4.50% senior cash convertible debentures due 2015.

Each 2015 Warrant transaction is a separate transaction, entered into by the Company with each Warrantholder. As previously disclosed, the consummation on June 21, 2011 of Total Gas & Power USA, SAS's tender offer for 60% of each of the Company's outstanding class A common stock and outstanding class B common stock triggered the Warrantholders' rights to make a downward adjustment to the strike price of the 2015 Warrants. As previously disclosed, on August 30, 2011 and August 31, 2011, respectively, the Company agreed with Deutsche Bank and Credit Suisse to reduce the strike price of the 2015 Warrants held by these Warrantholders from $27.03 to $24.00.

After discussions with BOA and Barclays, (a) on September 21, 2011, the Company agreed with BOA to reduce the strike price of its Warrants to acquire 2,219,264 share of class A common stock from $27.03 to $24.00; and (b) on September 21, 2011, the Company agreed with Barclays to reduce the strike price of its Warrants to acquire 1,664,448 share of class A common stock from $27.03 to $24.00. These agreements did not change any other term or provision of these Warrants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: September 23, 2011	By:	/S/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Executive Vice President and Chief Financial Officer